UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2012

CYBEX INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

New York	0-4538	11-1731581
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Trotter Drive, Medway, Massachusetts		02053
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (508) 533-4300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On January 17, 2012, Cybex International, Inc. (the “Company”) received a determination letter from The Nasdaq Stock Market (“Nasdaq”) indicating that the Company’s common stock was subject to delisting from Nasdaq because it failed to maintain a minimum market value of publicly held shares of $5,000,000 for thirty consecutive business days as required by Nasdaq Listing Rule 5450(b)(1)(c). The Company has a compliance period of 180 calendar days, or until July 16, 2012, in which to regain compliance. The Company can regain compliance if at any time during this 180-day period the market value of publicly held shares closes at $5,000,000 or more for a minimum of ten consecutive business days. The Company intends to monitor the market value of its publicly held shares and will consider available options to resolve this deficiency and regain compliance with the Nasdaq Listing Rules.

As previously reported, the Company previously received determination letters from Nasdaq indicating that the Company’s common stock was subject to delisting from Nasdaq due to failure to comply with the minimum stockholders’ equity requirement of $10 million and the minimum bid price requirement of $1 per share. Subsequently, a Nasdaq Hearings Panel granted the Company’s request for continued listing on Nasdaq, subject to specified conditions. These conditions are as follows:

•	Stockholders’ Equity Requirement. On or before April 2, 2012, the Company must publicly announce on a Form 8-K its stockholders’ equity, which shall be $10 million or greater.

•	Minimum Bid Price Requirement. On or before March 12, 2012, the Company shall have evidenced a closing bid price above $1.00 for a minimum of 10 consecutive trading days.

In order to fully comply with the terms of this exception, the Company must be able to demonstrate compliance with all requirements for continued listing on Nasdaq. In the event the Company is unable to do so, its securities may be delisted from Nasdaq.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 20, 2012

CYBEX INTERNATIONAL, INC.
(Registrant)

By:	/s/ John Aglialoro
Name:	John Aglialoro
Title:	Chief Executive Officer